Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-202442 and 333-228957) on Form S-8 and registration statements (No. 333-169826 and 333-182428) on Form S-3 of The Andersons, Inc. of our report dated February 27, 2019, with respect to the consolidated balance sheet of Lansing Trade Group, LLC as of December 31, 2018, and the related consolidated statements of comprehensive income, equity, and cash flows for the year ended December 31, 2018, and the related notes, which report appears in the Form 8-K/A of The Andersons, Inc. dated March 18, 2019.

/s/ KPMG LLP
Kansas City, Missouri
March 18, 2019

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